Exhibit 3.1

A0714331

ENDORSED - FILED in the office of the Secretary of State of the State of catifornia APR 13 2011

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and secretary, respectively, of Greenkraft, Inc., a California corporation.

2.	The FOURTH Article of the Articles of Incorporation of this corporation is amended to read as follows:

FOURTH. The corporation is authorized to issue one class of shares, designated as "Common Stock", and the total number of shares of Common Stock authorized to be issued is 500,000,000.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.	The corporation has issued no shares.

We fluffier declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 26, 2011

/s/ George Gemayel
George Gemayel, President

/s/ Sosi Bardakjian
Sosi Bardakjian, Secretary

3173247

ENDORSED - FILED in the office of the Secretary of State of the State of catifornia OCT 31 2008

ARTICLES OF INCORPORATION

OF

Greenkraft Inc.

FIRST. The name of the corporation is Greenkraft Inc.

SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD. The name of the corporation's initial agent for service of process in the State of California is George Gemayel, 2530 S. Birch Street, Santa Ana, California 92707.

FOURTH. The corporation is authorized to issue one class of shares, designated as "Common Stock", and the total number of shares of Common Stock authorized to be issued is 3,000,000.

FIFTH. The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify its directors and officers to the fullest extent permissible under California law.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the date below.

Date: October 30, 2008

LegalZoom.com, Inc., Incorporator

By:	/s/ Eileen Gallo
Eileen Gallo, Assistant Secretary